CODE OF ETHICS OF

THE JAMES ALPHA FUNDS TRUST AND

JAMES ALPHA ADVISORS, LLC

Introduction

This Code of Ethics has been adopted by The James Alpha Funds Trust (the "Trust") and James Alpha Advisors, LLC (the "Advisor"), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the "Act") and with Rule 204A-1 of the Investment Adviser’s Act of 1940 (the “Adviser’s Act”) (unless specifically identified, Rule 17j-1 and Rule 204A-1 are collectively referred to as the “Rules”) to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Trust or any other investment company or client accounts managed and/or advised by the Advisor (referred to collectively herein as "Other Clients") may abuse their fiduciary duties to the Trust or Other Clients and to deal with other types of conflict of interest situations to which the Rules are addressed.

General Principles

The specific provisions and reporting requirements of the Rules and this Code of Ethics are concerned primarily with those investment activities of Access Persons, defined below, who are associated with the Adviser, Trust or Other Clients and who thus may benefit from or interfere with the purchase or sale of portfolio securities by the Trust or Other Clients. However, the Rules and this Code of Ethics apply to all affiliated persons of the Trust or Other Clients (including the Advisor) and affiliated persons of the Advisor ("Covered Persons").

The Rules make it "unlawful" for Covered Persons to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by an investment company or the Advisor. Accordingly, under the Rules and this Code of Ethics no Covered Person shall use any information concerning the investments or investment intentions of the Trust or Other Clients, or his ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Trust or Other Clients.

In addition, no Covered Person shall, directly or indirectly in connection with the purchase or sale of a "security held or to be acquired" by the Trust or Other Clients:

•	employ any device, scheme or artifice to defraud the Trust or Other Clients;

•	make to the Trust or any Other Client, or [the Advisor] any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or Other Clients; or

•	engage in any manipulative practice with respect to the Trust or Other Clients.

This Code of Ethics acknowledges the general principles that Covered Persons: (i) owe a fiduciary obligation to the Trust and Other Clients; (ii) have the duty at all times to place the interests of the Trust and Other Clients and their respective shareholders, if any, first; (iii) must conduct all personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility; (iv) should not take inappropriate advantage of their positions in relation to the Trust or Other Clients; (v) must comply with the federal securities laws as that term is defined in Rule 204A-1; and (vi) to safeguard nonpublic information about the Trust and Other Clients and their accounts, securities, instructions and interests.

Each person receiving a copy of this Code of Ethics must acknowledge receipt in writing on the form supplied by the Administrator of the Code annexed hereto as Exhibit 1 and must promptly return the signed form to the Administrator.

Definitions (as used herein)

1.      Access Person: (i) any officer, trustee, director or employee of the Advisor, including any such person who has access to nonpublic information regarding any client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any reportable fund, including the Trust or any affiliated mutual fund, or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic, or of the Trust or Other Clients; (ii) any employee of any company in a control relationship to the Advisor or the Trust or Other Clients who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Trust or Other Clients, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to the Advisor or the Trust or Other Clients who obtains information concerning recommendations made for the purchase or sale of securities by the Trust or Other Clients. Persons meeting the criteria set forth in (ii) and (iii) of this paragraph are referred to as “Investment Persons.”

2.      Affiliated Person: (i) any person directly or indirectly owning, controlling or holding with power to vote, five percent or more of the outstanding voting securities of such other person; (ii) any person five percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (iv) any officer, trustee, director, partner, copartner, or employee of such other person; and (v) any investment adviser of the Trust or Other Clients.

3.      Beneficial Interest: any interest by which an Access Person or any member of his immediate family (relative by blood or marriage living in the same household), can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a security, except such interests as the Administrator of this Code of Ethics shall determine to be too remote for the purpose of this Code of Ethics. (A transaction in which an Access Person acquires or disposes of a security in which he has or thereby acquires a direct or indirect Beneficial Interest will be referred to in this Code of Ethics as a "personal securities" transaction or as a transaction for the person's "own account").

4.      Control: the power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with such company). Any person who owns beneficially, directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company. Natural persons shall be presumed not to be controlled persons.

5.      Covered Person shall have the meaning set forth in Section 2 of this Code of Ethics.

6.      Investment Person: an Access Person defined above and includes a trader, as defined below, in portfolio securities.

7.      Portfolio Manager: an Access Person who is responsible for making decisions as to securities to be bought or sold for the Trust's portfolios or for Other Clients.

8.      Trader: an Access Person who is responsible for effecting portfolio security transactions on behalf of the Trust or Other Clients.

9.      Security includes all stock, debt obligations and other instruments comprising the investments of the Trust or Other Clients, including any warrant or option to acquire or sell a security and financial futures contracts, but excludes securities issued by the U.S. government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper and shares of a mutual fund (including money market funds). References to a "Security" in this Code of Ethics shall include any warrant for, option in, or security immediately convertible into that "Security."

A "security held or to be acquired" by the Trust or Other Clients means any Security (as defined above) which, within the most recent seven days: (i) is or has been held by the Trust or Other Clients; or (ii) is being or has been considered for purchase by the Trust or Other Clients.

A security is "being considered for purchase or sale" from the time an order is given by or on behalf of the Trust or Other Clients until all orders with respect to that security are completed or withdrawn.

Prohibited Transactions

Subject to any more limiting requirement set forth below, an Access Person may not effect a personal securities transaction if he knows or, in the ordinary course of business, should know at the time of entering into the transaction that: (i) the Trust or Other Clients have engaged in a transaction in the same security within the last seven days, or is engaging in a transaction or is going to engage in a transaction in the same security in the next seven days; or (ii) within the last seven days a transaction in the same security for the Trust or Other Clients was considered or is being considered or within the next seven days is going to be considered, unless such Access Person obtains advance clearance of such transaction and reports to the Trust or Other Clients, as applicable, the information described in Section 7 of this Code of Ethics.

1.	Initial Public Offerings and Private Placements. Advance clearance and approval for any acquisition of securities by an Access Person in an initial public offering or private placement must be obtained and any such acquisitions will be promptly reported to the Board of Trustees of the Trust.

2.	Blackout Periods. An Investment Person may not effect a personal securities transaction on a day during which the Trust or Other Clients have a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. In addition, a portfolio manager may not buy or sell a security for his own account within at least seven calendar days before and after a fund or account that he manages trades in that security. Any profits realized on trades within the proscribed periods will have to be disgorged.

3.      Gifts. An Investment Person may not accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Trust or Other Clients.

4.	Service as a Director. An Investment Person may not serve on the board of directors of any publicly traded company, without prior authorization of the Chief Executive Officer of the Advisor which is based upon a determination that the board service would not be inconsistent with the interests of the Trust and its shareholders and Other Clients and their shareholders, as applicable. If and when such board service is authorized, the Investment Person serving as a director will be isolated from other Investment Persons who make investment decisions involving that company through "Chinese Wall" or other procedures.

Advance Clearance Requirement

1.      Procedures

a.	From Whom Obtained. Advance clearance of a personal securities transaction required to be approved under this Code of Ethics must be obtained from the Administrator of this Code of Ethics.

b.	Time of Clearance. Transaction clearances must be obtained no more than three (3) days prior to the transaction. If the trade is not made within three (3) days of the date of clearance, a new clearance must be obtained.

c.	Form. Clearance must be obtained in writing by completing and signing a form provided for that purpose by the Trust or Other Clients, which form shall set forth the details of the proposed transaction, and obtaining the signature of the Administrator. An example of such Form is annexed hereto as Schedule A

d.	Filing. A copy of all completed clearance forms, with all required signatures, shall be retained by the Administrator of this Code of Ethics.

e.	Factors Considered in Clearance of Personal Transactions. The Administrator may refuse to grant clearance of a personal transaction in his sole discretion without being required to specify any reason for the refusal. Generally, the Administrator of this Code of Ethics will consider the following factors in determining whether or not to clear a proposed transaction:

(1)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security;

(2)	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered by the Trust or Other Clients;

(3)	Whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by the Trust or Other Clients;

(4)	Whether the transaction is nonvolitional on the part of the individual, such as receipt of a stock dividend or a sinking fund call.

Exempt Transactions

Neither the prohibitions nor the reporting requirements of this Code of Ethics apply to:

1.	Purchase, sales, or other acquisitions or dispositions of Securities for an account over which the Covered Person or Access Person has no direct influence or control and does not exercise indirect influence or control;

2.	Purchases, sales, or other acquisitions or dispositions of Securities which are not eligible for purchase or sale by the Trust or Other Clients;

3.	Involuntary purchases or sales made by a Covered Person or an Access Person;

4.	Purchases which are part of an automatic investment plan, including dividend reinvestment plans;

5.	Purchases or other reacquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights;

6.	Purchases, sales, or other acquisitions or dispositions which receive the prior approval of the Administrator upon consideration of the factors stated in paragraph e(2) above and/or because:

•	their potential harm to the Trust or Other Clients is remote;
•	they would be unlikely to affect a highly institutional market; or

•	they are clearly not related economically to Securities being considered for purchase or sale by the Trust or Other Clients.

7.	Purchase or sale of securities issued by the U.S. government or its agencies, banker’s acceptances, bank certificates of deposit, commercial paper and shares of a mutual fund, provided, however, that investments in mutual funds that are advised by the Advisor or its affiliates, or for which the Advisor or its affiliates serves as principal underwriter must be reported in accordance with the terms of this Code.

Reporting Requirements

1.	Reporting Requirements - Quarterly Transactions. Within 10 days after the end of each calendar quarter, each Access Person shall make a written report to the Administrator of this Code of Ethics of all non-exempt transactions occurring in the quarter by which they acquired or disposed of a Beneficial Interest in any Security, except if the report would duplicate information contained in broker trade confirmations or account statements held in records so long as the Administrator received such confirmations and statements no later than 30 days after the end of the applicable calendar quarter.

Such report must be dated and contain the following information with respect to each reportable transaction and/or brokerage account established by the Access Person in which he held any securities during the quarter and shall be current as of a date no more than 45 days prior to the date the person became an Access Person or the filing of the report, as the case may be: (i) date and nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (ii) title, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of share or principal amount of each Security and the price at which the transaction was effected; (iii) name of the broker, dealer or bank with or through whom the transaction was effected; and (iv) the name of the broker, dealer or bank with whom the Access Person established the account, and the date the account was established.

Such report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

Notwithstanding the quarterly reporting requirement set forth above, a Trustee of the Trust or a director of an investment company managed or advised by the Advisor who is not an "interested person" of the Trust or the investment company, respectively, as such term is defined in Section 2(a)(19) of the Act, shall not be subject to such reporting requirement except where such Trustee knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Trust, should have known that during the seven day period immediately preceding or after the date of the transaction in a security by the Trustee, such security is or was purchased or sold by the Trust or such purchase or sale by the Trust is or was considered by the Trust or the Trust's Advisor or advisers.

2.	Reporting Requirements - Initial and Annual Holdings. Each Access Person must disclose all personal holdings in securities (including any privately-placed securities) to the Administrator of this Code of Ethics for review no later than 10 days after becoming an Access Person and annually thereafter. Each initial and annual holdings report must contain the following information: (i) the title, number of securities and principal amount of each Security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of the broker, dealer or financial institution with or through whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and (iii) the date the report is submitted by the Access Person. Each report must be current as of a date no more than 45 days prior to the date the person became an access person or before the report is submitted, as the case may be.

3.	Form of Reports. The reports may be on the form provided by the Trust or Other Clients or may consist of trade confirmations and/or broker account statements received by the Administrator of the Code in the prescribed time periods, which provide at least the same information. A copy of each of the Trust's and Advisor’s reporting forms is attached hereto as Schedule B.

4.	Responsibility to Report. The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the Trust or Other Clients to facilitate the reporting process does not change or alter that responsibility

5.	Where to File Report. All reports must be filed with the Administrator of this Code of Ethics.

Certification of Compliance

Each Access Person must certify in writing, in the form attached hereto as Exhibit 1, within 30 days of each year that he has: (i) read this Code of Ethics, including any amendments thereto, and understood it; (ii) complied with the Code’s requirement during the past year; (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code; and (iv) reported all violations of this Code and the federal securities laws, as that term is defined in Rule 204A-1, to the Administrator.

Confidentiality of Transactions

Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning Securities "being considered for purchase or sale" by the Trust or Other Clients shall be kept confidential by all Access Persons and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Administrator of this Code of Ethics to report any inadequacy found by him to the Board of Trustees of the Trust or the relevant parties with respect to Other Clients.

Sanctions

Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the Chief Financial Officer of the Trust, or the Chief Compliance Officer of the Advisor of the Trust or Other Clients as may be deemed appropriate under the circumstances to achieve the purposes of the Rules and this Code of Ethics which may include suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Trust or Other Clients and the more advantageous price paid or received by the offending person.

Sanctions for violation of this Code of Ethics by a Trustee of the Trust will be determined by a majority vote of its Independent Trustees. Sanctions for violations of this Code of Ethics with respect to Other Clients will be determined by such parties as is determined by such Other Clients.

Administration and Construction

The administration of this Code of Ethics with respect to the Trust and the Advisor shall be the responsibility of the Chief Financial Officer of the Trust and the Advisor, as the case may be, who shall serve as the "Administrator" of this Code of Ethics. The Administrator of the Code with respect to Other Clients shall be the respective Chief Compliance Officer of such investment companies.

The duties of such Administrator shall include:

1.	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment;

2.	Providing each Access Person a copy of this Code of Ethics and informing them of their duties and obligations thereunder, and assuring that Covered Persons who are not access persons are familiar with applicable requirements of this Code of Ethics;

3.	Supervising the implementation of this Code of Ethics by the Advisor or Other Clients and the enforcement of the terms hereof by the Advisor;

4.	Maintaining or supervising the maintenance of all records and reports required by this Code of Ethics;

5.	Preparing listings of all transactions effected by any Access Person within seven days of the date on which the same security was held, purchased or sold by the Trust or Other Clients;

6.	Determining whether any particular securities transaction should be exempted pursuant to the provisions of this Code of Ethics;

7.	Issuing either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code of Ethics which may appear consistent with the objectives of the Rules and this Code of Ethics;

8.	Conducting of such inspections or investigations, including scrutiny of the listings referred to in the preceding subparagraph, as shall reasonably be required to detect and report, with his recommendations, any apparent violations of this Code of Ethics to the Board of Trustees of the Trust or the appropriate parties with respect to Other Clients;

9.	Submitting a quarterly report to the Trustees of the Trust containing a description of any violation and the sanction imposed; transactions which suggest the possibility of a violation of interpretations issued by and any exemptions or waivers found appropriate by the Administrator; and any other significant information concerning the appropriateness of this Code of Ethics.

Required Records

The Administrator shall maintain and cause to be maintained in an easily accessible place, the following records:

1.	A copy of any Code of Ethics adopted pursuant to the Rule which has been in effect during the past five years;

2.	A record of any violation of any such Code of Ethics and of any action taken as a result of such violation;

3.	A copy of each report made by the Administrator within two years from the end of the fiscal year of the Trust or Other Client (or, in the case of a separate account, the opening of the account) in which such report or interpretation is made or issued and for an additional three years in a place which need not be easily accessible; and

4.	A record of all written acknowledgements as required by Rule 204A-1(a)(5) of the Advisers Act and as required by this Code for each person who is currently or within the past five years, required to provide such written authorization;

5.	A record of each report made by an Access Person as required by Rule 204A-1(b) of the Advisers Act and as required by this Code, including the following information provided in lieu of such reports as permitted by Rule 204A-1(b)(3)(iii): a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that are held as records so long as they are received by the Administrator no later than 30 days after the end of the applicable calendar quarter.

6.	A list of all persons who are, or within the past five years have been, required to make reports pursuant to the Rule and this Code of Ethics and a record of the names of persons who are currently, or within the past five years were, Access Persons of the Advisor.

7.	The record of any decision and reasons supporting the decision to approve any acquisitions by Access Persons of private placements or Initial Public Offering securities for at least five years after the end of the fiscal year in which such approval was granted.

Amendments and Modifications

With respect to the Trust, this Code of Ethics may not be amended or modified except in a written form which is specifically approved by majority vote of the Independent Trustees of the Trust.

With respect to the Trust, this Code of Ethics was most recently adopted by the Board of Trustees of the Trust, including a majority of its Independent Trustees, at a meeting held on [ ].

Chairman and President of the Board of Trustees of the Trust, and Chairman, President and
Chief Executive Officer of the Advisor

Exhibit 1

ACKNOWLEDGEMENT AND COMPLIANCE CERTIFICATION

I have received a copy of the current Code of Ethics. I have read and understand the terms of the above Code of Ethics. I recognize the responsibilities and obligations that I have incurred as a result of my being subject to this Code of Ethics, and hereby agree to abide by the terms of the above Code of Ethics.

Signature	Date

______________________________________

Print Name

SCHEDULE A

REQUEST FOR PERMISSION

TO ENGAGE IN PERSONAL TRANSACTION

I hereby request permission to effect a transaction in securities as indicated below for my own account or other account in which I have a beneficial interest or legal title.

(Use approximate dates and amounts of proposed transactions.)

PURCHASES AND ACQUISITIONS

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

SALES AND OTHER DISPOSITIONS

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

Signature	Date

______________________________________

Print Name

SCHEDULE B

QUARTERLY SECURITIES TRANSACTIONS
CONFIDENTIAL REPORT

The following list of transactions in securities in which I had any direct or indirect beneficial ownership and a list of accounts I established during the last calendar quarter (if no transactions took place write “None”). Sign and return to the Chief Financial Officer of the Trust or the Chief Compliance Officer or the Advisor, as applicable, no later than the 10th day of the month following the end of the quarter. Use reverse side if additional space is needed.

PURCHASES AND ACQUISITIONS

SALES AND OTHER DISPOSITIONS

Date	Nature of Transaction	# of Shares or Principal Amount	Title of Security	Exchange Symbol or CUSIP	Interest Rate	Maturity Date	Unit Price	Total Price	Broker

BROKERAGE ACCOUNTS ESTABLISHED

Name of Brokerage Account and Account Number	Broker Name and Location	Date Account Established

Signature	Date

______________________________________

Print Name

SCHEDULE B (Part 2)

SECURITIES HOLDINGS
CONFIDENTIAL REPORT

ANNUAL OR INITIAL HOLDINGS REPORT

I hereby confirm the following items represent all holding in securities in which I have direct or indirect beneficial ownership as of _(Date)_____________________________, and which must be reported pursuant to the Code of Ethics of The James Alpha Funds Trust and James Alpha Advisors, LLC:

Name of Security	No. of Shares of Principal Amount	Broker

I also hereby certify that set forth below is a listing of all brokerage accounts and other accounts holding securities maintained by me.

Name of Brokerage Account	Broker Name and Location	Account Number

Signature	Date

______________________________________

Print Name